Exhibit 10.5

October 14, 2020

Dear Massimo,

Congratulations on your new full-time, exempt role of Executive Vice President, Global Business Units, with NuVasive, Inc. at our San Diego, California site.  Our Company’s continued success is dependent on Shareowners like you embodying our core values and working diligently to drive our priorities.  In this new role, you will report to me and we would like for you to begin your role in this capacity on October 14, 2020.

I am pleased to present you with changes to your compensation package as detailed below.

JOB TITLE, CAREER BAND & COMPENSATION
Job Title:  Executive Vice President, Global Business Units
Career Band: P13

Target Direct Compensation Package:

	Current	New	Change
Annual Salary Rate (Next Salary Review Q1 2021)	$420,000	$420,000
Annual Bonus Target %* (Anticipated to be effective Oct. 14, 2020)	$252,000	$315,000 (75%) *2020 bonus target will be pro-rated as described below
Annual LTI Target	$650,000	$900,000

Annual Target Total Direct Compensation:	$1,322,000	$1,635,000	+24%

* Above table is for illustrative purposes only. You will continue to be eligible for the discretionary annual corporate bonus plan which depends upon the Company’s successful achievement of its operational goals and your overall performance against your goals. This bonus requires that you be employed in good standing on the payout date (which is generally the first week of March, in the following year). Bonus target percentage changes after April 1 of the plan year are adjusted to account for changes during the plan year.  Your Bonus Target amount shall equal the sum of your Eligible Earnings for the period of time in role multiplied by the respective Target Bonus Percentage for each bonus-eligible role you occupied during the plan year.

As outlined in the table above, we expect to provide you with a 2021 annual LTI award that has a grant face value of USD $900,000, which is expected to be made in March 2021.  This award is expected to be comprised of restricted stock units, performance stock units and performance cash awards, consistent with the annual LTI awards for other Company executives, and subject to cliff vesting on the third anniversary of the date of grant.  The value and form of award is subject to approval by NuVasive’s Board of Directors or its delegate and will be governed by the terms of the applicable grant agreements(s).

In your new role, you will continue to be eligible for NuVasive’s executive benefits package, which currently includes an annual executive physical, executive financial planning and eligibility to participate in a deferred compensation plan.  Further, as a Band 13, you will continue to be eligible for benefits under the NuVasive Executive Severance Plan, in accordance with the terms thereof.  Also, subject to approval by NuVasive’s Board of Directors or its delegate, you will be eligible to receive an enhanced individual Change-in-Control Agreement with a cash severance multiplier of 2.0x, and which still requires a “double-trigger” of events before any respective severance benefits are payable.

Your employment with NuVasive remains “at-will.”  This means your employment is not for any specified period of time and can be terminated by you or NuVasive at any time for any reason, with or without cause or advance notice.  As a Shareowner (employee) of the Company, you will be required to comply with all Company policies and procedures.  You will also be subject to NuVasive’s stock ownership guidelines, which require that you acquire and maintain ownership of NuVasive stock with a value equal to two times (2x) your base salary within five years, subject to and in accordance with the terms of the guidelines.

I look forward to your continued dedication to driving our purpose and priorities as we continue to build the future of NuVasive together. If you have any questions regarding your compensation, please don’t hesitate to reach out to me or your HR representative.

Sincerely,

/s/ Chris Barry

Chris Barry

Chief Executive Officer

I have read this offer letter in its entirety and agree with the terms and conditions of employment.  I understand and agree that my employment with NuVasive is at-will.

October 14, 2020	/s/ Massimo Calafiore
Dated:	Massimo Calafiore